Exhibit 99.1

FOR IMMEDIATE RELEASE

CORE LAB REPORTS THIRD QUARTER 2021 RESULTS FROM CONTINUING OPERATIONS:

•
REVENUE OF $118.0 MILLION
•
GAAP EPS OF $0.02; $0.18, EX-ITEMS
•
FREE CASH FLOW IMPROVES SEQUENTIALLY TO $8.8 MILLION
•
REDUCED NET DEBT BY $5.4 MILLION
•
ANNOUNCES Q4 2021 QUARTERLY DIVIDEND

AMSTERDAM (27 October 2021) - Core Laboratories N.V. (NYSE: "CLB US" and Euronext Amsterdam: "CLB NA") ("Core", "Core Lab", or the "Company") reported third quarter 2021 revenue of $118,000,000. Core’s operating income was $6,600,000, with earnings per diluted share (“EPS”) of $0.02, all in accordance with U.S. generally accepted accounting principles ("GAAP"). Operating income, ex-items, a non-GAAP financial measure, was $13,000,000, yielding operating margins of 11% and EPS, ex-items, of $0.18. Third quarter 2021 results were adversely impacted by multiple weather events along the U.S. Gulf Coast, continued project delays due to COVID-19 in international markets and supply chain disruptions. During the third quarter of 2021, the Company recorded approximately $6,500,000 of non-cash stock compensation expense, in accordance with FASB ASC Topic 718, "Compensation - Stock Compensation", which requires full recognition of the award when an employee reaches their eligible retirement age. These long-term incentive awards remain fully subject to future vesting triggers based on the Company's long-standing financial performance metrics. A full reconciliation of non-GAAP financial measures and year-over-year comparisons are included in the attached financial tables.

Core’s CEO, Larry Bruno stated, “Core continues to execute on its key strategic objectives by introducing new product and service offerings throughout our global network, and by posting sequential improvements in cash from operations and Free Cash Flow. At the same time, Core reduced net debt during the quarter, further improving the Company’s leverage ratio. Operationally, we continue to execute at a high level and were able to expand operating margins in both business segments during the quarter. However, back-to-back named storms along the U.S. Gulf Coast in the third quarter of 2021 adversely affected activity, causing prolonged shutdown of Core’s clients’ offshore operations and extended power outages at several Company facilities. Additionally, pandemic-related travel restrictions and complications are still affecting the pace of international activity in the Middle East, Asia Pacific and South America regions. As a result of these on-going pandemic-related disruptions, the progress on international projects has been slower than anticipated, moderating expectations for the next several months. However, we see momentum building across all international regions and remain optimistic about the international outlook for 2022 and beyond.”

Reservoir Description

Reservoir Description operations are closely correlated with international and offshore activity levels, with approximately 80% of revenue sourced from outside the U.S. Reservoir Description revenue in the third quarter of 2021 was $79,000,000, up slightly sequentially. Operating income for the third quarter of 2021 on a GAAP basis was $4,400,000, while operating income, ex-items, was $8,600,000, up 14% sequentially, yielding operating margins, ex-items, of 11%, up 130 basis points sequentially. As previously noted, weather events in the U.S. and international pandemic-related complications adversely impacted third quarter 2021 performance.

During the third quarter of 2021, under the direction of the CarbonNet Project, Core Lab expanded the laboratory analytical program to include advanced rock and fluid testing on core samples from the Bass Straight, off the southeast coast of Australia. Core’s initial analytical program to access this CO2 sequestration opportunity, previously reported in the third quarter of 2020, characterized 300 feet of conventional core from the Gular-1 appraisal well. The expanded program employs Core Lab's proprietary technologies to provide more detailed insight into pore system properties, rock-fluid compatibility, gas and liquid flow behavior, as well as geomechanical properties. The results of this advanced testing will further expand the CarbonNet Project’s understanding of the CO2 storage capacity, optimal CO2 injection methodologies and seal integrity, all of which are critical to understanding and reducing geologic risk associated with the project. These data sets will be used to evaluate CO2 injectivity over the life of the project, and to verify proper subsurface containment of the injected CO2. The biggest risk in evaluating any CO2 sequestration project is failing to properly assess the complexity of the targeted subsurface geologic formation and the in situ pore fluids. Core Lab's expertise in evaluating subsurface geology and fluid flow through natural porous media is essential for accessing these types of CO2 sequestration projects.

Core Lab continues to expand laboratory technologies in the Middle East region to meet client demand for rock and fluid laboratory analytical programs. Core remains a key partner by providing critical data sets for evaluating opportunities in both new and mature fields. During the third quarter of 2021, Core’s scientists were engaged by a National Oil Company to conduct a comprehensive study involving the analysis of reservoir fluids (crude oil, natural gas and formation water). The properties of these reservoir fluids at a range of subsurface temperature and pressure conditions must be precisely understood in order to predict hydrocarbon recovery over the life of the field. Pressure-Volume-Temperature ("PVT") data sets are used to determine the phase behavior of hydrocarbons at various reservoir stress conditions. As part of this analytical program, Core conducted advanced PVT studies to evaluate the potential injection options for a large-scale Enhanced Oil Recovery ("EOR") program. Although this field is naturally prolific, it is not exempt from physical laws affecting all reservoirs and their inevitable decline. Utilizing Core's proprietary, fully visual PVT cells, Core's scientists precisely determined changes in the physical and compositional properties of the hydrocarbons that will occur over the life of the field. The analytical program is enabling the operator to model reservoir performance, sustain current production levels and optimize ultimate recovery from the reservoir. Further work will be done to evaluate CO2 injection as a source of EOR.

Production Enhancement

Production Enhancement operations, which are focused on complex completions in unconventional, tight-oil reservoirs in the U.S., as well as conventional offshore projects across the globe, posted third quarter 2021 revenue of $39,200,000, down 3% sequentially. The sequential decline in revenue was primarily associated with lower international product shipments, which can vary from quarter to quarter, and the suspension of rig operations tied to weather events in the Gulf of Mexico. Additionally, growth opportunities were adversely impacted during the quarter due to longer lead times in the supply chain and short supply of certain raw materials. Operating income on a GAAP basis was $2,800,000, while operating income, ex-items, was $5,000,000, up 29% sequentially. The improvement of third quarter 2021 operating margins to 13%, expanding 320 basis points sequentially, was underpinned by gains in manufacturing efficiencies and continued market penetration of the Company's pre-assembled GoGun™ and oriented GoGun™.

During the third quarter of 2021, Core’s Production Enhancement segment was approached by a client conducting business in the North Sea to provide plug and abandonment expertise to optimize a slot recovery process through a clean casing recovery program. The slot recovery is a technique that can be used to sidetrack existing wells, allowing access to additional crude oil from untapped or poorly drained reservoir sections, or well abandonment. The traditional method of milling and pulling the well’s casing during slot recovery can be costly and time-consuming. The client, after discussion with Core’s Production Enhancement engineers, decided to utilize Core’s proprietary Plug and Abandonment Perforating System (“PAC™”). PAC™ enables clean casing recovery, allowing for the efficient removal of interior casing strings without risking damage to the outer casing. The PAC™ technology employs an innovative, controlled energetic event that can be configured to penetrate anywhere from one to four casing strings without penetrating or compromising the outer casing. The circumferential coverage provided by the PAC™ technology enables the operator to establish circulation in the annular space between casing strings, facilitating wash operations and the efficient removal of the interior casing. Client feedback indicates the PAC™ system provided greater than 95% cleaning coverage of the annular space outside of the first casing string without compromising the second casing layer. Core's expertise and technologies allowed for reduced rig time and efficient recovery of the interior casing, while eliminating risks and creating opportunities for production from untapped reservoir sections.

During the third quarter of 2021, Core’s completion diagnostic services were called upon by a Permian Basin client to assess a new approach to cementing operations in its horizontal unconventional wells. It is difficult to maintain stage containment when fracing multi-stage laterals in which non-uniform cement placement has occurred. Non-uniform cement placement leaves channels behind pipe through which frac fluid can migrate between targeted intervals. Channels behind pipe can result in some targeted intervals being understimulated. The client wanted to evaluate if casing rotation while cementing would eliminate channels behind pipe. Core utilized its proprietary SpectraStim™ tracers and SpectraScan™ logging technologies to compare the degree of frac fluid containment in a well in which casing rotation was employed during the cementing operation. The well was then compared with adjacent wells in which no casing rotation had been employed. Core’s completion diagnostics engineers were able to confirm more uniform cement placement and better containment of frac fluid when pipe rotation was employed. In comparing oil production between the rotated pipe well and the wells in which no pipe rotation had been performed, the client observed an increase of 800 barrels of oil per 1000 feet of treated well in the first 80 days of production from the rotated pipe well. With these favorable results, the operator elected to implement pipe rotation in subsequent cementing operations. Core’s completion diagnostic technologies continue to assist operators in evaluating innovations in completion techniques.

Free Cash Flow and Dividend

Core continues to focus on generating free cash flow (“FCF”), a non-GAAP financial measure defined as cash from operations less capital expenditures. For the third quarter of 2021, cash from operations increased 25% sequentially to $11,900,000, with capital expenditures of $3,100,000, yielding $8,800,000 of FCF, up 33% sequentially. This marks another quarter in the Company’s long history of generating positive FCF.

For the third quarter of 2021, after funding the quarterly dividend, free cash was primarily used for reducing net debt by $5,400,000, or 3%, bringing Core's leverage ratio (calculated as total net debt divided by trailing twelve months adjusted EBITDA) down to 2.10 as of 30 September 2021. Core will continue its strategy of applying excess free cash towards reducing the Company's leverage ratio.

On 28 July 2021, Core’s Board of Supervisory Directors ("Board") announced a quarterly cash dividend of $0.01 per share of common stock, which was paid on 24 August 2021 to shareholders of record on 9 August 2021. Dutch withholding tax was deducted from the dividend at a rate of 15%.

On 27 October 2021, the Board approved a cash dividend of $0.01 per share of common stock payable in the fourth quarter of 2021. The fourth quarter dividend will be payable on 29 November 2021, to shareholders of record on 8 November 2021. Dutch withholding tax will be deducted from the dividend at a rate of 15%.

Return On Invested Capital

The Board and the Company’s Executive Management continue to focus on strategies that maximize return on invested capital ("ROIC") and FCF, factors that have high correlation to total shareholder return. Core’s commitment to an asset-light business model and disciplined capital stewardship promote capital efficiency and are designed to produce more predictable and superior long-term ROIC.

The Board has established an internal performance metric of demonstrating superior ROIC performance relative to the oilfield service companies listed as Core's Comp Group by Bloomberg, as the Company continues to believe superior ROIC will result in higher total return to shareholders. As of 30 September 2021, Core Lab's ROIC was 10.9% as calculated using the Bloomberg formula.

Industry and Core Lab Outlook and Guidance

The global crude-oil market continues to tighten, as demand for crude oil continues to approach pre-COVID levels, resulting in noticeable increases to crude-oil commodity prices. Current crude-oil commodity prices may also drive a higher level of investment, and urgency, in international offshore crude-oil development projects in 2022 and beyond. These crude-oil market fundamentals are reflected in the gradual increase in the international rig count, with more oilfield equipment coming under contract. Core sees this as a leading indicator of a growing international cycle.

With Core Lab having more than 70% of its revenue exposed to international activity, both business segments remain active on international projects. As additional field development projects emerge, wells need to be drilled and reservoir rock and fluid sampled before Reservoir Description more fully participates in the cycle. As pandemic disruptions abate, the expansion of international developments provides growth opportunities for both segments into 2022 and beyond, with a particular focus on the South Atlantic Margin, Latin America, and the Middle East.

International revenue for the third quarter 2021 was up 9% year-over-year. For the fourth quarter 2021, Core sees continued growth in year-over-year international revenue. Additionally, U.S. activity is projected to continue to moderately progress as 2021 comes to a close.

Core projects fourth quarter 2021 revenue to range from $121,000,000 to $124,000,000 and operating income of $13,000,000 to $15,500,000, yielding operating margins of approximately 12%. As previously stated in Core's prior earnings calls, financial performance and incremental margins will be temporarily impacted as temporary cost reductions measures announced in 2020 continue to be reinstated. Once these costs are fully restored, Core expects its historical incremental margin performance to return as client activity expands. EPS for the fourth quarter of 2021 is expected to be approximately $0.18 to $0.22.

The Company’s fourth quarter 2021 guidance is based on projections for underlying operations and excludes gains and losses in foreign exchange. Fourth quarter 2021 guidance also assumes an effective tax rate of 20%.

Earnings Call Scheduled

The Company has scheduled a conference call to discuss Core's third quarter 2021 earnings announcement. The call will begin at 7:30 a.m. CDT / 2:30 p.m. CEST on Thursday, 28 October 2021. To listen to the call, please go to Core's website at www.corelab.com.

Core Laboratories N.V. is a leading provider of proprietary and patented reservoir description and production enhancement services and products used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world. This release, as well as other statements we make, includes forward-looking statements regarding the future revenue, profitability, business strategies and developments of the Company made in reliance upon the safe harbor provisions of Federal securities law. The Company's outlook is subject to various important cautionary factors, including risks and uncertainties related to the oil and natural gas industry, business conditions, international markets, international political climates, public health crises, such as the COVID-19 pandemic, and any related actions taken by businesses and governments, and other factors as more fully described in the Company's most recent Forms 10-K, 10-Q and 8-K filed with or furnished to the U.S. Securities and Exchange Commission. These important factors could cause the Company's actual results to differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance.

The Company undertakes no obligation to publicly update or revise any forward-looking statement to reflect events or circumstances that may arise after the date of this press release, except as required by law.

Visit the Company's website at www.corelab.com. Connect with Core Lab on Facebook, LinkedIn and YouTube.

For more information, contact:

Gwen Schreffler - SVP Corporate Development and Investor Relations, +1 713 328 6210

CORE LABORATORIES N.V. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended			% Variance
	September 30, 2021	June 30, 2021	September 30, 2020	vs. Q2-21	vs. Q3-20
REVENUE	$117,985	$118,745	$105,382	(0.6)%	12.0%

OPERATING EXPENSES:
Costs of services and sales	92,918	93,841	81,038	(1.0)%	14.7%
General and administrative expense	15,115	9,670	8,937	56.3%	69.1%
Depreciation and amortization	4,496	4,751	5,164	(5.4)%	(12.9)%
Other (income) expense, net	(1,184)	(2,317)	(1,088)	NM	NM
Total operating expenses	111,345	105,945	94,051	5.1%	18.4%

OPERATING INCOME (LOSS)	6,640	12,800	11,331	(48.1)%	(41.4)%
Interest expense	2,669	2,530	4,672	5.5%	(42.9)%
Income (loss) from continuing operations before income tax expense	3,971	10,270	6,659	(61.3)%	(40.4)%
Income tax expense (benefit)	2,962	2,053	3,663	44.3%	(19.1)%
Income (loss) from continuing operations	1,009	8,217	2,996	(87.7)%	(66.3)%
Income (loss) from discontinued operations, net of income taxes	—	—	—	NM	NM
Net income (loss)	1,009	8,217	2,996	(87.7)%	(66.3)%
Net income (loss) attributable to non-controlling interest	135	157	33	(14.0)%	309.1%
Net income (loss) attributable to Core Laboratories N.V.	$874	$8,060	$2,963	(89.2)%	(70.5)%

Diluted earnings (loss) per share from continuing operations	$0.02	$0.17	$0.07	(88.2)%	(71.4)%

Diluted earnings (loss) per share attributable to Core Laboratories N.V.	$0.02	$0.17	$0.07	(88.2)%	(71.4)%

Weighted average common shares outstanding - assuming dilution	47,125	47,103	44,899	—%	5.0%

Effective tax rate	75%	20%	55%	NM	NM

SEGMENT INFORMATION:

Revenue:
Reservoir Description	$78,775	$78,252	$80,060	0.7%	(1.6)%
Production Enhancement	39,210	40,493	25,322	(3.2)%	54.8%
Total	$117,985	$118,745	$105,382	(0.6)%	12.0%

Operating income (loss):
Reservoir Description	$4,425	$7,265	$11,022	(39.1)%	(59.9)%
Production Enhancement	2,779	3,831	(321)	(27.5)%	NM
Corporate and Other	(564)	1,704	630	NM	NM
Total	$6,640	$12,800	$11,331	(48.1)%	(41.4)%

"NM" means not meaningful

CORE LABORATORIES N.V. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share data)

(Unaudited)

	Nine Months Ended September 30,		% Variance
	2021	2020
REVENUE	$345,113	$373,518	(7.6)%

OPERATING EXPENSES:
Costs of services and sales	270,909	286,849	(5.6)%
General and administrative expense	33,246	37,725	(11.9)%
Depreciation and amortization	14,118	16,030	(11.9)%
Impairments, inventory write-down and other charges	—	132,136	NM
Other (income) expense, net	(4,222)	987	NM
Total operating expenses	314,051	473,727	(33.7)%

OPERATING INCOME (LOSS)	31,062	(100,209)	NM
Interest expense	6,562	11,452	(42.7)%
Income (loss) from continuing operations before income tax expense	24,500	(111,661)	NM
Income tax expense (benefit)	7,068	(644)	NM
Income (loss) from continuing operations	17,432	(111,017)	NM
Income (loss) from discontinued operations, net of income taxes	—	—	NM
Net income (loss)	17,432	(111,017)	NM
Net income (loss) attributable to non-controlling interest	393	157	150.3%
Net income (loss) attributable to Core Laboratories N.V.	$17,039	$(111,174)	NM

Diluted earnings (loss) per share from continuing operations	$0.37	$(2.50)	NM

Diluted earnings (loss) per share attributable to Core Laboratories N.V.	$0.36	$(2.50)	NM

Weighted average common shares outstanding - assuming dilution	46,833	44,470	5.3%

Effective tax rate	29%	1%	4902.0%

SEGMENT INFORMATION:

Revenue:
Reservoir Description	$233,512	$271,203	(13.9)%
Production Enhancement	111,601	102,315	9.1%
Total	$345,113	$373,518	(7.6)%

Operating income (loss):
Reservoir Description	$21,742	$35,618	(39.0)%
Production Enhancement	8,170	(137,944)	NM
Corporate and Other	1,150	2,117	NM
Total	$31,062	$(100,209)	NM

"NM" means not meaningful

CORE LABORATORIES N.V. & SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(amounts in thousands)

(Unaudited)

				% Variance
ASSETS:	September 30, 2021	June 30, 2021	December 31, 2020	vs. Q2-21	vs. Q4-20

Cash and cash equivalents	$19,050	$33,617	$13,806	(43.3)%	38.0%
Accounts receivable, net	95,297	93,217	83,192	2.2%	14.6%
Inventories	44,056	38,946	38,151	13.1%	15.5%
Other current assets	28,842	35,369	30,699	(18.5)%	(6.0)%
Total current assets	187,245	201,149	165,848	(6.9)%	12.9%

Property, plant and equipment, net	112,736	112,398	115,293	0.3%	(2.2)%
Right of use assets	65,379	66,482	66,385	(1.7)%	(1.5)%
Intangibles, goodwill and other long-term assets, net	220,919	218,396	221,053	1.2%	(0.1)%
Total assets	$586,279	$598,425	$568,579	(2.0)%	3.1%

LIABILITIES AND EQUITY:

Accounts payable	$35,015	$30,383	$23,028	15.2%	52.1%
Short-term operating lease liabilities	12,191	12,150	11,437	0.3%	6.6%
Other current liabilities	45,747	48,321	55,285	(5.3)%	(17.3)%
Total current liabilities	92,953	90,854	89,750	2.3%	3.6%

Long-term debt, net	188,463	208,305	259,433	(9.5)%	(27.4)%
Long-term operating lease liabilities	53,831	55,121	56,108	(2.3)%	(4.1)%
Other long-term liabilities	90,018	89,801	87,715	0.2%	2.6%

Total equity	161,014	154,344	75,573	4.3%	113.1%
Total liabilities and equity	$586,279	$598,425	$568,579	(2.0)%	3.1%

“NM” means not meaningful

CORE LABORATORIES N.V. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(amounts in thousands)

(Unaudited)

	Nine Months Ended September 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Income (loss) from continuing operations	$17,432	$(111,017)
Income (loss) from discontinued operations	—	—
Net Income (loss)	$17,432	$(111,017)
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	16,646	16,254
Depreciation and amortization	14,118	16,030
Deferred income taxes	3,058	(13,014)
Impairments, inventory write-down and other charges	—	132,136
Gain on sale of business	(1,012)	—
Accounts receivable	(12,135)	45,229
Inventories	(3,599)	(2,880)
Accounts payable	9,661	(13,262)
Other adjustments to net income (loss)	(14,744)	238
Net cash provided by operating activities	$29,425	$69,714

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	$(8,789)	$(8,578)
Proceeds from sale of business, net of cash sold	513	—
Other investing activities	1,747	(952)
Net cash used in investing activities	$(6,529)	$(9,530)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of debt borrowings	$(194,000)	$(71,000)
Proceeds from debt borrowings	123,000	30,000
Proceeds from issuance of common shares	60,000	—
Transaction costs related to issuance of common shares	(861)	—
Dividends paid	(1,372)	(12,001)
Repurchase of common shares	(3,911)	(1,593)
Other financing activities	(508)	(1,536)
Net cash used in financing activities	$(17,652)	$(56,130)

NET CHANGE IN CASH AND CASH EQUIVALENTS	5,244	4,054
CASH AND CASH EQUIVALENTS, beginning of period	13,806	11,092
CASH AND CASH EQUIVALENTS, end of period	$19,050	$15,146

Non-GAAP Information

Management believes that the exclusion of certain income and expenses enables it to evaluate more effectively the Company's operations period-over-period and to identify operating trends that could otherwise be masked by the excluded Items. For this reason, we use certain non-GAAP measures that exclude these Items; and we feel that this presentation provides a clearer comparison with the results reported in prior periods. The non-GAAP financial measures should be considered in addition to, and not as a substitute for, the financial results prepared in accordance with GAAP, as more fully discussed in the Company's financial statement and filings with the Securities and Exchange Commission.

Reconciliation of Operating Income (Loss), Income (Loss) from Continuing Operations and Diluted Earnings (Loss) Per Share from Continuing Operations

(amounts in thousands, except per share data)

(Unaudited)

	Operating Income (loss) from Continuing Operations
	Three Months Ended
	September 30, 2021	June 30, 2021	September 30, 2020
GAAP reported	$6,640	$12,800	$11,331
Stock compensation [1]	6,506	—	—
Foreign exchange losses (gains)	(140)	352	982
Excluding specific items	$13,006	$13,152	$12,313

	Income (loss) from Continuing Operations
	Three Months Ended
	September 30, 2021	June 30, 2021	September 30, 2020
GAAP reported	$1,009	$8,217	$2,996
Stock compensation [1]	6,506	—	—
Debt restructuring	—	—	1,223
Impact of higher (lower) tax rate [2]	867	—	2,773
Foreign exchange losses (gains)	(111)	281	344
Excluding specific items	$8,271	$8,498	$7,336

	Diluted Earnings (Loss) Per Share from Continuing Operations
	Three Months Ended
	September 30, 2021	June 30, 2021	September 30, 2020
GAAP reported	$0.02	$0.17	$0.07
Stock compensation [1]	0.14	—	—
Debt restructuring	—	—	0.03
Impact of higher (lower) tax rate [2]	0.02	—	0.06
Foreign exchange losses (gains)	—	0.01	—
Excluding specific items	$0.18	$0.18	$0.16

(1) Three months ended September 30, 2021 includes stock compensation expense recognized pursuant to FASB ASC 718 "Stock
       Compensation" associated with employees reaching eligible retirement age, which is nondeductible for tax purposes.
(2) Three months ended September 30, 2021 and 2020 includes adjustments to reflect tax expense at a normalized rate of 20%.

Segment Information

(amounts in thousands)

(Unaudited)

	Operating Income (Loss) from Continuing Operations
	Three Months Ended September 30, 2021
	Reservoir Description	Production Enhancement	Corporate and Other
GAAP reported	$4,425	$2,779	$(564)
Foreign exchange losses	(267)	109	18
Stock compensation	4,420	2,086	—
Excluding specific items	$8,578	$4,974	$(546)

Return on Invested Capital

Return on Invested Capital ("ROIC") is presented based on our belief that this non-GAAP measure is useful information to investors and management when comparing our profitability and the efficiency with which we have employed capital over time relative to other companies. ROIC is not a measure of financial performance under GAAP and should not be considered as an alternative to net income.

ROIC is defined by Bloomberg as Net Operating Profit (Loss) ("NOP") less Cash Operating Tax ("COT") divided by Total Invested Capital ("TIC"), where NOP is defined as GAAP net income before minority interest plus the sum of income tax expense, interest expense, and pension expense less pension service cost and COT is defined as income tax expense plus the sum of the change in net deferred taxes, and the tax effect on interest expense and TIC is defined as GAAP stockholder's equity plus the sum of net long-term debt, lease liabilities, allowance for doubtful accounts, net balance of deferred taxes, and income tax payable.

The Board has established an internal performance metric of demonstrating superior ROIC performance relative to the oilfield service companies listed as Core's Comp Group by Bloomberg. As of 30 September 2021, Core's calculation of ROIC using Bloomberg's formula, as described above, was 10.9%.

Free Cash Flow

Core uses the non-GAAP measure of free cash flow to evaluate its cash flows and results of operations. Free cash flow is an important measurement because it represents the cash from operations, in excess of capital expenditures, available to operate the business and fund non-discretionary obligations. Free cash flow is not a measure of operating performance under GAAP and should not be considered in isolation nor construed as an alternative consideration to operating income, net income, earnings per share, or cash flows from operating, investing, or financing activities, each as determined in accordance with GAAP. Free cash flow should not be considered a measure of liquidity. Moreover, since free cash flow is not a measure determined in accordance with GAAP and thus is susceptible to varying interpretations and calculations, free cash flow as presented may not be comparable to similarly titled measures presented by other companies.

Computation of Free Cash Flow

(amounts in thousands)

(Unaudited)

	Three Months Ended	Nine Months Ended
	September 30, 2021	September 30, 2021
Net cash provided by operating activities	$11,952	$29,425
Capital expenditures	(3,132)	(8,789)
Free cash flow	$8,820	$20,636

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